Exhibit 10.16

SECOND AMENDMENT TO THE
TYSON FOODS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT
AND LIFE INSURANCE PREMIUM PLAN
(AS AMENDED AND RESTATED AS OF JANUARY 1, 2017)

THIS SECOND AMENDMENT is made on this __ day of February, 2018, by TYSON FOODS, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Tyson Foods, Inc Supplemental Executive Retirement and Life Insurance Premium Plan (the “Plan”) originally effective as of March 12, 2004 and as most recently amended and restated as of January 1, 2017, as further amended by the First Amendment thereto dated _____________, 2017;

WHEREAS, the Company now wishes to amend the Plan to add a pre-retirement survivor benefit to the SERP portion of the Plan for those participants having earned a nonforfeitable right to a retirement allowance pursuant to Section 4.1(a), (b), or (c) of the Plan;

WHEREAS, the availability of the pre-retirement benefit shall be effective with respect to participant deaths occurring on and after January 1, 2018; and

WHEREAS, the Board of Directors of the Company has authorized and duly approved the adoption of the amendments provided for herein.

NOW, THEREFORE, the Company does hereby amend the Plan, effective with respect to participant deaths occurring on and after January 1, 2018, by deleting Section 5 in its entirety and by substituting therefor the following:

“SECTION 5
FORMS OF SERP PAYMENT

The normal form of SERP retirement benefits calculated under Sections 4.2, 4.3, and 4.4 shall be a single life annuity providing for an annual pension payment during the Retired Participant’s lifetime only. If a Retired Participant has a Spouse at the time payment of his or her SERP retirement benefits are to commence, the Participant may elect payment in the form of a joint and fifty percent (50%) survivor annuity providing for an annual pension payment during the Retired Participant’s lifetime and an annual pension payment to the Spouse for the lifetime of the Spouse equal to fifty percent (50%) of the annual pension that was paid to the Retired Participant. If a Retired Participant does not have a Spouse at the time payment of his or her SERP retirement benefits are to commence, the form of payment shall be a single life annuity providing for an annual pension payment during the Retired Participant’s lifetime only. A Retired Participant who has a Spouse may elect payment in the form of a single life annuity. Election of the form of payment opportunity available to a Participant with a Spouse shall be made in such manner as prescribed by the Plan Administrator.

Exhibit 10.16

In the event a Participant with a Nonforfeitable right to benefits under Section 4 dies before payments of such benefits have commenced, the surviving Spouse of such a Participant shall be entitled to an annual pension payment for the lifetime of the Spouse equal to fifty percent (50%) of the annual pension that would have been paid to the Participant had the Participant commenced the payment of benefits in the calendar year in which the Participant’s death occurred. Except as expressly provided in this Section 5, no other death benefits are payable by the Plan. No person other than a Retired Participant, and, if applicable, a surviving Spouse is eligible to receive SERP retirement benefits earned by that Participant. A person who may become the Spouse of a Participant after the date SERP retirement benefits have commenced is not eligible for any SERP retirement benefits.

The value of each alternative form of payment shall have the same Actuarial Equivalent value as the value of a Participant’s SERP retirement benefits determined in accordance with Section 4.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Second Amendment.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on the day and year first above written

TYSON FOODS, INC.

By:     /s/ Mary Oleksiuk

Title:     Executive Vice President and Chief Human Resources Officer